UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A (Rule 14a-101)

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PRESS RELEASE

ELKCORP AGREES TO BE ACQUIRED BY THE CARLYLE GROUP

Shareholders to receive $38.00 per share in cash;
Transaction valued at approximately $1.0 billion

DALLAS, December 18, 2006 -- ElkCorp (NYSE:ELK), a manufacturer of premium roofing and building products, today announced it has entered into a definitive agreement to be acquired and taken private by global private equity firm The Carlyle Group in an all-cash transaction valued at approximately $1.0 billion, including the assumption of approximately $173 million of net debt.

Under the terms of the agreement, ElkCorp shareholders will receive $38.00 in cash for each outstanding ElkCorp share. This represents a premium of approximately 51% over ElkCorp’s closing share price on November 3, 2006, the last trading day before ElkCorp announced that its Board of Directors and management were conducting a review of the Company’s strategic alternatives.

In a separate agreement, Carlyle has agreed to partner with Hood Companies, Inc. and its subsidiary Atlas Roofing Corporation, a leading manufacturer of commercial roofing products as well as residential roofing materials. Financial terms of this transaction were not disclosed. Following the closing of the Elk transaction, Carlyle expects to merge Elk and Atlas, creating a leading player in both residential and commercial roofing. However, completion of the Elk transaction is not contingent upon completion of the Hood/Atlas transaction.

Thomas D. Karol, Chairman and Chief Executive Officer of ElkCorp, said, “Following a comprehensive evaluation process, which included reviewing a number of offers from interested third parties, the board and management concluded that Carlyle’s offer was the best way to deliver maximum value to our shareholders. We are eager to work with Carlyle to grow our business and see the combination with Atlas as a tremendous opportunity to expand both companies. Looking to the future, our customers should rest assured that quality and innovation will remain the cornerstone of our company.”

Glenn Youngkin, Carlyle Managing Director and Head of the Global Industrial team, said, “ElkCorp is a premier building products company with a continued bright future. We look forward to working with Thomas Karol and his team and the Atlas team to bring the companies to their next level of growth and profitability.”

The transaction is expected to be completed by the first quarter of 2007, and is subject to shareholder approval, regulatory approvals, and customary closing conditions. It is not subject to financing. The transaction will be financed through a combination of equity and debt financing, with the debt financing committed by Bank of America Securities, LLC and Merrill Lynch & Co., Inc.

ElkCorp’s Board of Directors, which established a Special Committee to oversee the review process, approved the agreement and has recommended that ElkCorp’s shareholders vote in favor of the transaction. UBS Investment Bank is acting as financial advisor to the company. Citigroup Global Markets Inc. is financial advisor to the Special Committee. Wachtell, Lipton, Rosen & Katz is legal advisor for ElkCorp.

Merrill Lynch & Co., Inc. and Bank of America Securities, LLC are financial advisors to The Carlyle Group, and Debevoise & Plimpton LLP is legal advisor.

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About ElkCorp

ElkCorp, through its subsidiaries, manufactures Elk brand premium roofing and building products (90% of consolidated revenue) and provides technologically advanced products and services to other industries. Its common stock is listed on the New York Stock Exchange (NYSE:ELK). www.elkcorp.com

About The Carlyle Group

The Carlyle Group is a global private equity firm with $46.9 billion under management. Carlyle invests in buyouts, venture & growth capital, real estate and leveraged finance in Asia, Europe and North America, focusing on aerospace & defense, automotive & transportation, consumer & retail, energy & power, healthcare, industrial, technology & business services and telecommunications & media. Since 1987, the firm has invested $24 billion of equity in 576 transactions for a total purchase price of $101.8 billion. The Carlyle Group employs more than 740 people in 16 countries. In the aggregate, Carlyle’s portfolio companies have more than $68 billion in revenue and employ more than 200,000 people around the world. www.carlyle.com

CONTACTS: ElkCorp Investor Relations Stephanie Elwood (972) 851-0472 Sard Verbinnen & Co Jim Barron (212) 687-8080 The Carlyle Group Chris Ullman (202) 729-5399 Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involves risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements usually are accompanied by words such as “optimistic,” “vision,” “outlook,” “believe,” “estimate,” “potential,” “forecast,” “project,” “expect,” “anticipate,” “plan,” “predict,” “could,” “should,” “may,” “likely,” or similar words that convey the uncertainty of future events or outcomes. ElkCorp undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against ElkCorp and others following announcement of the proposal or the merger agreement; (3) the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to the completion of the merger, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (4) the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the ability to recognize the benefits of the merger or of any combination of Elk and Atlas; (7) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and (8) the impact of the substantial indebtedness incurred to finance the consummation of the merger; and other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of and elsewhere in ElkCorp’s SEC filings, including but not limited to, its Form 10-K for the fiscal year ending June 30, 2006, copies of which may be obtained by contacting ElkCorp’s investor relations department via its website www.elkcorp.com. Many of the factors that will determine the outcome of the subject matter of this press release are beyond ElkCorp’s ability to control or predict.

Important Additional Information Regarding the Merger will be filed with the SEC.

In connection with the proposed merger, ElkCorp will file a proxy statement with the Securities and Exchange Commission (the “SEC”). Investors and security holders are advised to read the proxy statement when it becomes available because it will contain important information about the merger and the parties to the merger. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by ElkCorp at the SEC website at http://www.sec.gov. The proxy statement and other documents also may be obtained for free from ElkCorp by directing such request to ElkCorp, Investor Relations, 14911 Quorum Drive, Suite 600, Dallas, TX 75254-1491, telephone (972) 851-0472.

ElkCorp and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of ElkCorp’s participants in the solicitation, which may, in some cases, be different than those of ElkCorp stockholders generally, is set forth in ElkCorp’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and will be set forth in the proxy statement relating to the merger when it becomes available.